                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                             ----------------------

                                   FORM 8-K

                                 CURRENT REPORT

     PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

       DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED): May 16, 2000
                                                        -----------------

                                 POWER-ONE, INC.
------------------------------------------------------------------------------
             (Exact name of registrant as specified in its charter)

          DELAWARE                  0-29454               77-0420182
------------------------------------------------------------------------------
(State or other jurisdiction of    (Commission         (I.R.S. Employer
incorporation or organization)     File number)        Identification No.)

      740 CALLE PLANO, CAMARILLO, CA                             93012
------------------------------------------------------------------------------
 (Address of principal executive offices)                      (Zip code)

       REGISTRANT'S TELEPHONE NUMBER, INCLUDING AREA CODE: (805) 987-8741
                                                          ---------------
                                 NOT APPLICABLE
  (Former name, former address and former fiscal year, if changed since last report)
------------------------------------------------------------------------------

         This report on Form 8-K provides additional information previously reported by Power-One, Inc. (the "Company"), on Form 10-Q for the first quarter of 2000 filed on May 17, 2000, relating to the purchase by the Company of all of the outstanding capital stock of Norwegian-based Powec A.S. This report contains the financial statements and pro forma financial information required to be provided under Item 7 of Form 8-K.


Item 7 - Financial Statements, Pro Forma Financial Information and Exhibits

The following financial statements and pro forma financial information are filed as part of this report:

(a) Financial statements of businesses acquired.

    Consolidated balance sheet of Powec AS at December 31, 1999 and related consolidated statements of operations and cash flows for the year ended December 31, 1999.

    Unaudited interim consolidated balance sheet of Powec AS at March 31, 2000 and related unaudited interim consolidated statements of operations and cash flows for the three months ended March 31, 2000.

(b) Pro forma financial information.

    Pro forma consolidated balance sheets as of December 31, 1999 and March 31, 2000 and explanatory notes.

    Pro forma consolidated statements of operations for the year ended December 31, 1999 and for the three months ended March 31, 2000 and explanatory notes.

(c) Exhibits

    The exhibits listed below are filed as part of, or incorporated by reference into, this report.


 EXHIBIT NO.        DESCRIPTION
 -----------        -----------

                    Consent of Moller & Co with respect to the Consolidated
    23              Financial Statements of Powec AS.

                 Independent Auditors' Report December 31, 1999

TO THE ANNUAL SHAREHOLDERS MEETING OF
POWEC AS.

We have audited the annual financial statements of Powec AS at 31 December 1999, showing a profit of NOK 23 501 000 for the group. We have also audited the information in the Board of Directors' report concerning the financial statements, the going concern assumption, and the proposal for the appropriation of the profit. The financial statements comprise the balance sheet, the statements of income and cash flows, the accompanying notes and the group accounts. These financial statements are the responsibility of the Company's Board of Directors and Managing Director. Our responsibility is to express an opinion on these financial statements and on other information according to the requirements of the Norwegian Act on Auditing and Auditors, which are based on the requirements of US General Accepted Audit Standards.

We conducted our audit in accordance with the Norwegian Act on Auditing and Auditors and good auditing practice based on the requirements of US General Accepted Audit Standards. Good auditing practice requires that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. To the extent required by law and good auditing practice an audit also comprises a review of the management of the Company's financial affairs and its accounting and internal control systems. We believe that our audit provides a reasonable basis for our opinion.

In our opinion,
- the financial statements have been prepared in accordance with law and regulations and present the financial position of the Company and of the Group as of 31 December 1999, and the results of its operations and its cash flows for the year then ended, in accordance with good accounting practice

- the Company's management has fulfilled its obligation in respect of registration and documentation of accounting information as required by law and good accounting practice

- the information in the Board of Directors' report concerning the financial statements, the going concern assumption, and the proposal for the appropriation of the profit is consistent with the financial statements and comply with law and regulations.

Generally accepted auditing standards in Norway do not differ materially from generally accepted auditing standards in the United States. Generally accepted accounting principles in Norway vary in certain significant respects from generally accepted accounting principles in the United States. The application of generally accepted accounting principles in the United States would have affected net income for the year ended December 31 1999 and shareholders' equity as of December 31 1999 to the extent summarized in Note 12 to the consolidated financial statements.

MOLLER & CO AS (in cooperation with Arthur Andersen)

/s/ Torger Gjerde

Torger Gjerde
State Authorized Public Accountant (Norway)

Tonsberg, June 20, 2000

                                    Powec AS

                           Consolidated Balance Sheets

                         (in thousands of Norwegian Kroner)

                                                      December 31,     March 31,
                                                         1999            2000
                                                      ------------    ---------
                                                                     (unaudited)
                    ASSETS

Current assets:
     Cash and cash equivalents                              11,222      10,125
     Trade accounts receivable, net                         68,386     124,495
     Other receivables                                      11,242       8,112
     Inventories, net                                       57,198      55,045
                                                           -------     -------
       Total current assets                                148,048     197,777
                                                           -------     -------
Non-current assets:
     Fixed assets, net                                      76,200      94,445
     Long-term receivables                                   1,470       1,681
     Deferred income taxes                                   3,624       2,534
                                                           -------     -------
       Total non-current assets                             81,294      98,660
                                                           -------     -------
       Total assets                                        229,342     296,437
                                                           -------     -------
                                                           -------     -------

                  LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
    Bank overdrafts                                         22,947      31,570
    Accounts payable                                        34,904      72,020
    Accrued payroll and related items                        4,982       4,079
    Taxes payable                                            7,962      10,574
    Dividends payable                                        9,680        --
    Other current liabilities                               11,703      14,328
                                                           -------     -------
       Total current liabilities                            92,179     132,571
                                                           -------     -------

Non-current liabilities:
    Long-term debt                                          62,775      77,865
    Deferred income taxes                                    1,335           0
    Guarantee and service liabilities                        3,696       4,683
    Other long-term liabilities                              4,461       4,461
                                                           -------     -------
       Total non-current liabilities                        72,267      87,009
                                                           -------     -------


Minority share                                                 299         397
                                                           -------     -------

Shareholders' equity:
    Share capital                                            1,936       1,936
    Additional paid-in capital                               6,268       6,423
    Retained earnings (accumulated deficit), including
     currency translation adjustments                       56,393      68,101
                                                           -------     -------
       Total shareholders' equity                           64,597      76,460
                                                           -------     -------
Total liabilities and shareholders' equity                 229,342     296,437
                                                           -------     -------
                                                           -------     -------

           See accompanying notes to the consolidated financial statements

                                    Powec AS

                     Consolidated Statements of Operations

                        (in thousands of Norwegian Kroner)

                                                                            For the Three
                                                     For the Year Ended      Months Ended
                                                         December 31,          March 31,
                                                             1999                2000
                                                        -------------       -------------
                                                                              (unaudited)
Net sales                                                     436,855              146,657
Cost of goods sold                                            286,420               95,725
                                                        -------------        -------------

Gross profit                                                  150,435               50,932
Personnel costs                                                73,700               20,869
General expenses                                               35,192               11,184
Depreciation of fixed assets                                    5,886                1,746
                                                        -------------        -------------

Income before interest, extraordinary
 items and income taxes                                        35,657               17,133
Financial expenses                                              4,171                1,690
Financial income                                               (2,292)              (2,233)
Extraordinary expenses                                              0                2,391
                                                        -------------        -------------

Income before income taxes                                     33,778               15,285
Provision for income taxes                                     10,277                4,280
                                                        -------------        -------------

Net income                                                     23,501               11,005
                                                        -------------        -------------
                                                        -------------        -------------

        See accompanying notes to the consolidated financial statements

                                    Powec AS

                    Consolidated Statements of Cash Flows

                        (in thousands of Norwegian Kroner)

                                                                                                     For the Three
                                                                              For the Year Ended      Months Ended
                                                                                  December 31,          March 31
-----------------------------------------------------------------------------------------------------------------
                                                                                         1999               2000
-----------------------------------------------------------------------------------------------------------------
CASH GENERATED/USED BY OPERATING ACTIVITIES
Result for the year before income taxes                                                33,778             15,285
Income taxes payable                                                                  (15,892)            (2,583)
Depreciation                                                                            3,640              1,746
Difference between paid and expensed pension                                               39                  0
Change in inventory, acc. receivables and acc. payables                                 1,202            (14,848)
Change in other short-term items                                                        5,643              5,636
                                                                          ---------------------------------------
NET CASH INFLOW/OUTFLOW FROM OPERATING ACTIVITIES                                      28,410              5,236
                                                                          ---------------------------------------


CASH FLOW FROM INVESTMENTS
Investment in tangible fixed assets                                                   (72,809)           (19,991)
Proceeds of sale of tangible fixed assets                                                 136                  0
Change in other investments                                                            (5,906)              (776)
                                                                          ---------------------------------------
NET CASH OUTFLOW FROM INVESTMENTS                                                     (78,579)           (20,767)
                                                                          ---------------------------------------


CASH FLOW FROM CAPITAL TRANSACTIONS
New long-term loans included bank overdraft                                            62,294             24,114
Repayment of previous liabilities                                                      (3,983)                 0
Dividends paid                                                                         (2,208)            (9,680)
                                                                          ---------------------------------------
NET CASH FLOW FROM CAPITAL TRANSACTIONS                                                56,103             14,434
                                                                          ---------------------------------------

                                                                          ---------------------------------------
NET CHANGE IN CASH AND CASH EQUIVALENTS DURING THE YEAR                                 5,933             (1,097)
                                                                          ---------------------------------------

CASH BALANCE AS OF  1.1.                                                                5,289             11,222
CASH BALANCE AS OF  12.31 (3.31.2000)                                                  11,222             10,125

                                    Powec AS

                Notes to the Consolidated Financial Statements

               (in thousands of Norwegian Kroner, except share data)


1.         SUMMARY OF SIGNIFICANT ACCOUNTING PRINCIPLES

DESCRIPTION OF THE BUSINESS

Powec AS and subsidiaries ("Powec" or the "Company") are primarily engaged in the design and manufacture of DC/DC power conversion products which are distributed throughout Europe and South East Asia. The Company's head office is located in Kobbervikdalen, Drammen where development, production and assembly facilities are located.

The foreign subsidiaries are primarily sales offices in their local markets. However planning, production and assembly facilities have been planned for South East Asia.

PRINCIPLES OF CONSOLIDATION

The consolidated financial statements include all of the entities owned/controlled by the Company. All significant inter-company transactions and balances have been eliminated. The companies included in the consolidation are listed below:

       Powec AS                                        Norway
       Powec AB                                        Sweden
       Powec Ltd.                                      England
       Powec Asia Ltd.                                 China
       Powec Gmbh                                      Germany
       Powec OY                                        Finland
       Powec Singapore                                 Singapore
       Powec PTY Ltd.                                  Hong Kong
       Powec Eiendom AS                                Norway

Powec AB and Powec Eiendom AS, are wholly owned by Powec AS. Powec Gmbh, Powec OY, Powec Singapore and Powec PTY Ltd are 70% owned by Powec AS. Powec Asia Ltd. is 99% owned by Powec AS and Powec Ltd. is 75% owned by Powec AS.


BASIS OF PRESENTATION

For purposes of consolidation, the accounts are prepared using uniform accounting and valuation principles, and are summarized in the consolidated financial statements according to the same consolidation rules. The consolidated financial statements are prepared in conformity with the Norwegian Accounting and Reporting Recommendations Committee guidelines ("Norwegian GAAP").

Accounting policies applied for valuing financial statement items have been consistently applied. Assets are valued at historical cost. If the market value of the assets is less than the book value, the lower value is used. Assets are valued individually, and are subject to valuation adjustments as necessary.


CONVERSION OF FOREIGN CURRENCIES

The reporting currency for the consolidated financial statements of the Company is the Norwegian Kroner. The assets and liabilities of companies whose functional currency is other than the Norwegian Kroner are included in the consolidation by translating the assets and liabilities at the exchange rates applicable at the end of the reporting year. The statements of operations and cash flows of such companies are translated at the average exchange rates during the year.

Translation gains or losses are accumulated as a separate component of shareholders' equity.


FIXED ASSETS

Fixed assets are included in the consolidated balance sheet at historical cost less accumulated depreciation. Depreciation is calculated using the straight-line method over the useful life of the asset. Scheduled depreciation periods are as follows:

              Buildings and other property               40 years
              Machinery and equipment               3 to 15 years
              Investments in process improvements         3 years

INVENTORIES

Of total cost of inventory in Powec AS at 31 December 1999, there is NOK 47 772 valued to cost, and NOK 3 618 is valued to net realizable value. For the group there is NOK 55 433 valued to cost and NOK 3 618 is valued to net realizable value. Outsourcing of production modules has increased through 1999.



RECEIVABLES

Trade accounts receivable are recorded at the nominal value, taking into account necessary allowances for doubtful accounts. The amount of the allowance depends on the term of the accounts receivable, and the customer or country-specific risks.


TAXES

Taxes in the Profit and Loss account include payable income tax and changes in deferred income tax. Deferred income tax is calculated in accordance with the current Norwegian Standard on Tax, on the basis of the temporary differences between accounting values and values for tax purposes and fiscal deficits for presentation at the end of financial year. A nominal tax rate of 28% per cent is used in the calculation. Positive and negative temporary differences are assessed against each other within the same time interval.


UNAUDITED INTERIM FINANCIAL DATA

The unaudited interim consolidated financial statements included herein have been prepared by the Company without audit in accordance with Norwegian GAAP. In the opinion of the Company's management, the accompanying unaudited interim consolidated financial statements have been prepared on a basis substantially consistent with the audited consolidated financial statements and contain adjustments, all of which are of a normal recurring nature, necessary to present fairly its financial position as of March 31, 2000 and results of operations and cash flows for the three months ended March 31, 2000. Interim results are not necessarily indicative of results for the fiscal year.


2.         SALES

Sales refer to net sales to third parties after intercompany profit elimination and sales tax. Revenue is recognized when title to a product has transferred.


3.         TRADE ACCOUNTS RECEIVABLE, NET

The allowance for doubtful accounts receivable totaled NOK 200 at December 31, 1999.

4.         INVENTORIES, NET

Inventories consist of:

                                                      Year ended            Three months ended
                                                     December 31,                March 31,
                                                         1999                      2000
-------------------------------------------------------------------------------------------------------------
Inventory                                               59,051                    58,432
Provision for obsolete parts                            (1,853)                   (3,387)
-------------------------------------------------------------------------------------------------------------
Net booked value                                        57,198                    55,045
-------------------------------------------------------------------------------------------------------------


5.         FIXED ASSETS, NET

Fixed assets consist of:

                                                                  Buildings    Machinery  Investments
                                                                  and other    Equipment      process
                                                                   property          EDP  improvement          Total
---------------------------------------------------------------------------------------------------------------------
Cost as of January 1, 1999                                                0       14,920        4,443         19,363
Additions at cost                                                    57,550        8,010        7,249         72,810
Retirements at cost                                                       0         (396)           0           (396)
---------------------------------------------------------------------------------------------------------------------
Cost as of December 31, 1999                                         57,550       22,534       11,692         91,777

Accumulated depreciations as of December 31, 1999                       (30)     (11,360)      (3,791)       (15,577)
Depreciation retirements                                                  0         (396)           0              0
---------------------------------------------------------------------------------------------------------------------
Net booked value as of December 31, 1999                             57,520       10,778        7,901         76,200
---------------------------------------------------------------------------------------------------------------------

1999 year's depreciation                                                 30        3,610        2,246          5,886


The fixed assets economic useful life is based on:

* Investments in process improvement                3 years
* Buildings and other property                     40 years
* Machinery, equipment, EDP                      3-15 years
* Building site                                     0 years

                                      F-7

6.         SPECIFICATION OF INCOME TAXES

                                                                        Year ended
                                                                       December 31,
                                                                           1999
 BASIS FOR TAXES PAYABLE
 Profit before taxes                                                       33,779
 Loss in group companies, deferred tax asset not considered                 1,810
 Permanent differences                                                      1,899
 Contribution to group companies                                                0
 Change in temporary differences                                             (359)
 ---------------------------------------------------------------------------------
 Basis for taxes payable                                                   37,129
 ---------------------------------------------------------------------------------


 TAX EXPENSE
 EFFECTIVE TAX PER CENT                                                     28.37%
 Taxes payable                                                             14,285
 Advanced tax payment in subsidiaries 1999                                 (2,570)
 Allowance of credit from dividends group companies                        (3,752)
 ---------------------------------------------------------------------------------
 Balanced taxes payable                                                     7,962
 ---------------------------------------------------------------------------------
 Taxes payable from previous years                                          2,570
 Taxes of contribution to group company                                         0
 Deferred tax - net change                                                   (255)
 ---------------------------------------------------------------------------------
 Taxes                                                                     10,277
 ---------------------------------------------------------------------------------



 TEMPORARY DIFFERENCES
 Fixed assets                                                                (191)
 Inventory                                                                 (1,854)
 Accounts receivables                                                        (200)
 Guarantee and service liabilities                                         (3,696)
 Pension liabilities                                                       (4,461)
 Eliminate internal profits                                                (1,454)
 Temporary differences group companies                                      3,685
 ---------------------------------------------------------------------------------
 Net temporary differences as of 31.12.99                                  (8,171)
 ---------------------------------------------------------------------------------
 Net booked deferred tax liability                                          1,335
 --------------------------------------------------------------------------------
 Net booked deferred tax asset                                              3,624
 ---------------------------------------------------------------------------------

7.         LONG-TERM DEBT

Long-term liabilities due after 5 years consist of:

                                                               December 31,
                                                                   1999
                                                               -------------
  Liabilities to credit institution                               62,597
  Other long-term liabilities                                        178
                                                                -------------
  Total                                                           62,775


8.        OTHER LONG-TERM LIABILITIES

                                           September 30,
                                               1997
                                           -------------
Pension liabilities                            4,461
                                               -----
Total                                          4,461
                                               -----
                                               -----

9.        SHAREHOLDERS' EQUITY

Equity as of 01.01 1999 (revised accordance to new Acc. Law)                                 52,361
Result for the year                                                                          23,501
Dividends distributed                                                                       (11,889)
Currency rate variances and other items booked to equity                                        923
-----------------------------------------------------------------------------------------------------------------------------------
Less minority share                                                                            (299)
-----------------------------------------------------------------------------------------------------------------------------------

Equity as of 31.12 1999                                                                      64,597
-----------------------------------------------------------------------------------------------------------------------------------

The share capital comprising 193 598 shares, that has a nominal value of NOK 10 each. All shares have similar voting rights. Dividends distributed include dividend paid to a minority shareholder of NOK 2 209


10. RESEARCH AND DEVELOPMENT EXPENSES

Research and development costs are expensed as incurred.

11.        EXCHANGE RATES

The following exchange rates were used:

                                    Year ended
                                   December 31,
                Currency               1999
                --------           -------------
                100 SEK                94.32
                1   GBP                12.99
                100 FIM               135.84
                100 DEM               412.94
                1   AUD                 5.24
                1   HKD                 1.03


12.        NORWEGIAN GAAP TO U.S. GAAP RECONCILIATION

SUMMARY OF SIGNIFICANT DIFFERENCES BETWEEN NORWEGIAN GAAP AND U.S. GAAP

The audited and unaudited interim consolidated financial statements have been prepared and are presented in accordance with Norwegian GAAP which differs in certain significant respects from generally accepted accounting principles in the United States (U.S. GAAP).

The following is a summary of significant adjustments to consolidated net income and consolidated shareholders' equity for Powec AS and subsidiaries that would be required if U.S. GAAP were applied instead of Norwegian GAAP:

                                                             At December 31,      At March 31,
                                                                 1999                2000
                                                                 ----                ----
                                                                                 (unaudited)
Adjusted net income under Norwegian GAAP                         23,501             11,005
Adjustments to conform with U.S. GAAP:
    Inventories movement                                            214                708
    Tax effect of U.S. GAAP adjustments                             (60)              (198)
                                                                 ------             ------

Consolidated net income under U.S. GAAP                          23,655             11,515
                                                                 ------             ------
                                                                 ------             ------

12.        NORWEGIAN GAAP TO U.S. GAAP RECONCILIATION - (CONTINUED)

                                                           At December 31,        At March 31,
                                                               1999                 2000
                                                               ----                 ----
                                                                                (unaudited)
Consolidated shareholders' equity under
   Norwegian GAAP                                               64,597              76,460
Adjustments to conform with U.S. GAAP:
    Inventories                                                  1,992               2,700

    Income tax effect on U.S. GAAP adjustments                    (558)               (756)
                                                                ------              ------

Consolidated shareholders' equity under U.S. GAAP               66,031              78,404
                                                                ------              ------
                                                                ------              ------

INVENTORY

In accordance with Norwegian GAAP, inventory costs include direct material, labor costs and an allocation of production overhead which are expensed as incurred. Under U.S. GAAP, inventory costs include appropriate production and other indirect overhead. Powec has not fully allocated indirect costs to inventory resulting in a difference from U.S. GAAP.



OTHER

Other differences consist of primarily miscellaneous valuation differences that are not individually or in total significant, including start-up costs, pensions, leases and other items.

TOTAL COST METHOD

As allowed under Norwegian GAAP, the Company has presented its statement of operations under the "total cost" method. Under U.S. GAAP, the statement of operations would be presented in a cost of sales format. Such difference in presentation has no effect on net income.



USE OF ESTIMATES

The preparation of financial statements requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, as well as disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results may differ from those estimates.

                                 POWER-ONE, INC.

Pro Forma Financial Information:

         Pursuant to an Amended and Restated Stock Purchase Agreement, dated as of May 15, 2000, on May 16, 2000 the Company acquired Norwegian-based Powec AS ("Powec") for approximately $72.0 million in cash and 214,035 shares of the Company's common stock. Additionally, Powec had approximately $12 million of debt outstanding. Certain additional payments may be made to Powec stockholders based on attainment of defined operational performance through 2001.

         Powec is a leading supplier of power systems for major service providers and equipment manufacturers in the telecommunications industry. Powec's customers include Nokia, Vodafone, Ericsson, Eircom, Telia, Hong Kong Telecom, Telenor, Sonera and TeleDanmark.

         On May 16, 2000, the Company also acquired a telecommunications product line from a subsidiary of Crane Co. ("Eldec") for $14.0 million in cash. This product line includes the exclusive distribution rights for Powec's products in North, South and Central America and extensive relationships with telecommunication equipment manufacturers such as Motorola, Ericsson, and Nokia US. The Company did not assume any employees when it acquired the product line from Eldec and all third party sales, for the periods presented in the pro forma financial statements, are considered immaterial.

         The acquisitions were accounted for using the purchase method of accounting. The net purchase price, plus transaction costs, was allocated to tangible assets and intangible assets. The excess of the aggregate purchase price over the estimated fair market values of the net assets acquired was recognized as goodwill and other identifiable intangible assets, and is being amortized over periods ranging from three to 15 years. The allocation of the purchase price is based on preliminary data and could change when final valuation information is obtained.


         The following unaudited pro forma statements of operations give effect to the acquisitions of both Powec and the telecommunication product line as if they had occurred at the beginning of the period presented and include adjustments which give effect to events that are directly attributable to the transactions that are expected to have a continuing impact and that are factually supportable. The unaudited pro forma balance sheets give effect to the acquisitions as if they occurred as of December 31, 1999 and March 31, 2000 and include adjustments which give effect to events that are directly attributable to the transactions and factually supportable regardless of whether they have a continuing impact or are nonrecurring. The notes to the pro forma financial information describe the pro forma amounts and adjustments presented below. The pro forma financial information does not necessarily reflect the operating results that would have occurred had the acquisition been consummated as of the above dates, nor is such information indicative of future operating results.

         All share and per share amounts have been retroactively restated to give effect to the Company's 3-for-2 stock split that occurred on June 2, 2000.

                                 POWER-ONE, INC.
                      PRO FORMA FINANCIAL INFORMATION
                          CONSOLIDATED BALANCE SHEET
                               DECEMBER 31, 1999
                                  (UNAUDITED)
                                (IN THOUSANDS)

                                                      POWER-ONE     POWEC      ELDEC       ADJS     REF     PRO FORMA
ASSETS
       Cash and cash equivalents                       $ 63,769    $ 1,402     $    -    $(20,000)  (B)        $ 45,171
       Accounts receivable trade, net                    45,805      8,543      1,210           -                55,558
       Other receivables                                  1,914      1,404          -           -                 3,318
       Inventories                                       61,834      7,394      1,080       2,040  (B, C)        72,348
       Deferred income tax asset-current                  1,916          -          -           -                 1,916
       Other current assets                               1,825          -          -           -                 1,825
                                                   -----------------------------------------------         -------------
          Total current assets                          177,063     18,743      2,290     (17,960)              180,136

       Property & Equipment, net                         55,608      9,519          -           -                65,127
       Intangible Assets, net                            59,217          -          -      89,598  (B, D)       148,815
       Other Assets                                       3,216        637          -           -                 3,853
                                                   -----------------------------------------------         -------------

TOTAL ASSETS                                           $295,104    $28,899     $2,290    $ 71,638              $397,931
                                                   ===============================================         =============

LIABILITIES & STOCKHOLDERS' EQUITY
       Credit facilities                               $  7,579    $ 2,867     $    -    $ 65,970   (B)        $ 76,416
       Current portion of long-term debt
          and capital leases                              4,899          -          -           -                 4,899
       Bank overdraft                                     5,804          -          -           -                 5,804
       Accounts payable                                  13,107      4,360        419           -                17,886
       Accrued expenses and other
          current liabilities                            19,394      4,750          -       2,482   (D)          26,626
       Deferred income tax liability-current                  -          -          -         571   (E)             571
                                                   -----------------------------------------------         -------------
          Total current liabilities                      50,783     11,977        419      69,023               132,202

       Long-term debt and capital leases,
          less current portion                            4,221      7,842          -           -                12,063
       Deferred income tax liability-noncurrent           2,757        236          -           -                 2,993
       Other liabilities                                    112        595          -           -                   707

STOCKHOLDERS' EQUITY
       Common Stock                                          24        242          -        (242)  (B)              24
       Additional Paid-in Capital                       212,196        783      1,871      10,081   (B)         224,931
       Accumulated other comprehensive loss              (3,476)         -          -           -                (3,476)
       Retained earnings                                 28,487      7,224          -      (7,224)  (B)          28,487
                                                   -----------------------------------------------         -------------
          Total stockholders' equity                    237,231      8,249      1,871       2,615               249,966
                                                   -----------------------------------------------         -------------

TOTAL LIABILITIES & STOCKHOLDERS' EQUITY               $295,104    $28,899     $2,290    $ 71,638              $397,931
                                                   ===============================================         =============

                                POWER-ONE, INC.
                        PRO FORMA FINANCIAL INFORMATION
                          CONSOLIDATED BALANCE SHEET
                                MARCH 31, 2000
                                  (UNAUDITED)
                                (IN THOUSANDS)

                                                      POWER-ONE     POWEC      ELDEC       ADJS     REF     PRO FORMA
ASSETS
       Cash and cash equivalents                       $ 47,603    $ 1,200     $    -    $(20,000)  (B)        $ 28,803
       Accounts receivable trade, net                    54,164     14,749      1,210           -                70,123
       Other receivables                                  2,054        961          -           -                 3,015
       Inventories                                       67,935      6,841      1,080       2,040  (B, C)        77,896
       Deferred income tax asset-current                  2,365          -          -           -                 2,365
       Other current assets                               2,245          -          -           -                 2,245
                                                   -----------------------------------------------         -------------
          Total current assets                          176,366     23,751      2,290     (17,960)              184,447

       Property & Equipment, net                         56,062     11,189          -           -                67,251
       Intangible Assets, net                            57,076          -          -      88,559  (B, D)       145,635
       Other Assets                                       5,066        410          -           -                 5,476
                                                   -----------------------------------------------         -------------

TOTAL ASSETS                                           $294,570    $35,350     $2,290    $ 70,599              $402,809
                                                   ===============================================         =============

LIABILITIES & STOCKHOLDERS' EQUITY
       Credit facilities                               $  4,523    $ 3,740     $    -    $ 65,970   (B)        $ 74,233
       Current portion of long-term debt
          and capital leases                              3,526          -          -           -                 3,526
       Bank overdraft                                     1,972          -          -           -                 1,972
       Accounts payable                                  15,621      8,532        419           -                24,572
       Accrued expenses and other
          current liabilities                            14,863      3,989          -       2,482   (D)          21,334
       Deferred income tax liability-current                  -          -          -         571   (E)             571
                                                   -----------------------------------------------         -------------
          Total current liabilities                      40,505     16,261        419      69,023               126,208

       Long-term debt and capital leases,
          less current portion                            3,689      9,225          -           -                12,914
       Deferred income tax liability-noncurrent           2,726          -          -           -                 2,726
       Other liabilities                                    109        576          -           -                   685

STOCKHOLDERS' EQUITY
       Common Stock                                          24        229          -        (229)  (B)              24
       Additional Paid-in Capital                       226,337        761      1,871      10,103   (B)         239,072
       Accumulated other comprehensive loss              (4,953)         -          -           -                (4,953)
       Retained earnings                                 26,133      8,298          -      (8,298)  (B)          26,133
                                                   -----------------------------------------------         -------------
          Total stockholders' equity                    247,541      9,288      1,871       1,576               260,276
                                                   -----------------------------------------------         -------------

TOTAL LIABILITIES & STOCKHOLDERS' EQUITY               $294,570    $35,350     $2,290    $ 70,599              $402,809
                                                   ===============================================         =============

                                POWER-ONE, INC.
                       PRO FORMA FINANCIAL INFORMATION
                    CONSOLIDATED STATEMENT OF OPERATIONS
                        YEAR ENDED DECEMBER 31, 1999
                                 (UNAUDITED)
                      (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                             --------------------------------------------------------------------
                                                POWER-ONE        POWEC          ADJ       REF       PRO FORMA
                                             --------------------------------------------------------------------
Net Sales                                           $237,157        $56,007    $      -                 $293,164
Cost of goods sold                                   142,818         36,373           -                  179,191
                                             -------------------------------------------         ----------------
        Gross profit                                  94,339         19,634           -                  113,973

Expenses:
        Selling                                       24,992          6,092           -                   31,084
        General and administrative                    18,218          3,561           -                   21,779
        Engineering                                   17,086          3,223           -                   20,309
        Quality assurance                              4,422          1,839           -                    6,261
        Amortization of intangible assets              6,212              -       7,463   (A)             13,675
        In process research and development            3,300              -           -                    3,300
                                             -------------------------------------------         ----------------
            Total expenses                            74,230         14,715       7,463                   96,408

Income (loss) from operations                         20,109          4,919      (7,463)                  17,565

Other Income (Expense)
        Interest income                                  807            233           -                    1,040
        Interest expense                              (3,211)          (803)     (6,851)  (B)            (10,865)
        Other income, net                                307             10           -                      317
                                             -------------------------------------------         ----------------
            Total other income (expense)              (2,097)          (560)     (6,851)                  (9,508)

Income (loss) before taxes                            18,012          4,359     (14,314)                   8,057

Income tax expense (benefit)                           6,458          1,325      (3,063)  (D)              4,720
                                             -------------------------------------------         ----------------

Net income (loss)                                   $ 11,554        $ 3,034    $(11,251)                $  3,337
                                             ===========================================         ================

Basic earnings (loss) per common share              $   0.38                                            $   0.11
                                             ===========================================         ================

Diluted earnings (loss) per common share            $   0.37                                            $   0.11
                                             ===========================================         ================

Basic shares outstanding                              30,299                        214                   30,513
                                             ===========================================         ================

Diluted shares outstanding                            31,235                        214                   31,449
                                             ===========================================         ================

                                POWER-ONE, INC.
                         PRO FORMA FINANCIAL INFORMATION
                      CONSOLIDATED STATEMENT OF OPERATIONS
                        THREE MONTHS ENDED MARCH 31, 2000
                                  (UNAUDITED)
                      (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                ---------------------------------------------------------------
                                                 POWER-ONE      POWEC         ADJ        REF      PRO FORMA
                                                ---------------------------------------------------------------
Net Sales                                            $77,012      $17,954     $     -                  $94,966
Cost of goods sold                                    44,956       12,857           -                   57,813
                                                --------------------------------------          ---------------
        Gross profit                                  32,056        5,097           -                   37,153

Expenses:
        Selling                                        6,605        1,886           -                    8,491
        General and administrative                    17,299          550           -                   17,849
        Engineering                                    9,371          498           -                    9,869
        Quality assurance                              1,239          284           -                    1,523
        Amortization of intangible assets              1,322            -       1,848    (A)             3,170
                                                --------------------------------------          ---------------
            Total expenses                            35,836        3,218       1,848                   40,902

Income (loss) from operations                         (3,780)       1,879      (1,848)                  (3,749)

Other Income (Expense)
        Interest income                                  748           79        (285)   (C)               542
        Interest expense                                (312)        (206)     (1,325)   (B)            (1,843)
        Other income, net                                135          193           -                      328
                                                --------------------------------------          ---------------
            Total other income (expense)                 571           66      (1,610)                    (973)

Income (loss) before taxes                            (3,209)       1,945      (3,458)                  (4,722)

Income tax expense (benefit)                          (1,720)         544        (725)   (D)            (1,901)
                                                --------------------------------------          ---------------

Net income (loss)                                    $(1,489)     $ 1,401     $(2,733)                $ (2,821)
                                                ======================================          ===============

Basic earnings (loss) per common share               $ (0.04)                                         $  (0.08)
                                                ======================================          ===============

Diluted earnings (loss) per common share             $ (0.04)                                         $  (0.08)
                                                ======================================          ===============

Basic shares outstanding                              36,162                      214                   36,376
                                                ======================================          ===============

Diluted shares outstanding                            36,162                      214                   36,376
                                                ======================================          ===============

Notes to Pro Forma Consolidated Balance Sheets:

A) The allocation of the purchase price is based on preliminary data and could change when final valuation information is obtained.

B) Record the purchase of all of the outstanding capital stock of Powec AS and the purchase of the telecommunications product line from Eldec. The purchase price of Powec AS, before acquisition costs, was approximately $72.0 million plus 214,035 shares of the Company's common stock. The market value of the Company's common stock on the date of acquisition was $59.50 per share resulting in a total purchase price valued at approximately $84.7 million for Powec AS on the date of acquisition. The product line was purchased from Eldec for $14.0 million. In addition to the shares issued, the purchases were financed with $20.0 million of the Company's cash and approximately $66.0 million of advances under the Company's credit facility.

C) Record the fair market value of inventory acquired from Powec AS and Eldec, based on the preliminary estimates made by management. These amounts are subject to reclassification and adjustments.

D) Record liabilities for estimated professional fees and expenses related to the acquisitions totaling approximately $2.5 million. The acquisition costs were financed from additional borrowings under the Company's credit facility.

E) Record the change in deferred taxes based on preliminary tax values of the assets acquired and liabilities assumed.





Notes to Pro Forma Consolidated Statements of Operations:

A) Record amortization of goodwill and other identified intangible assets, for the period presented, relating to the Powec AS acquisition and the product line acquired from Eldec, assuming amortization periods from 3 to 15 years. The useful lives are based on periods of economic benefit.

B) Record interest expense related to the assumed additional borrowing to finance the acquisitions. For the year ended December 31, 1999, the acquisitions, including acquisition costs, are assumed to be financed entirely from the 214,035 shares issued and advances under the Company's credit facility. The Company did not have adequate cash for the purchases until after the Company's secondary stock offering at the end of the third quarter of 1999. Interest expense for 1999 was based on credit facility advances of approximately $88.5 million and an assumed interest rate of 7.7%.

        For the three months ended March 31, 2000, the acquisitions are assumed to have been financed as described in note (B) to the pro forma balance sheets. Interest expense for the three months ended March 31, 2000 was based on credit facility advances of approximately $68.5 million, including financing acquisition costs, and an assumed interest rate of 7.7%.

C) Record a decrease in interest income earned on cash and short-term investments in the three months ended March 31, 2000, assuming an interest rate of 5.7%. Cash was available at the end of the third quarter of 1999 subsequent to the Company's secondary stock offering.

D) Record the income tax benefit related to the above adjustments. Goodwill related to the Powec AS purchase is nondeductible for tax purposes, whereas, goodwill related to the Eldec product line purchase is deductible for tax purposes.

E) The unaudited pro forma statements of operations exclude non-recurring items totaling $1.5 million, which consist of the inventory fair market value write-up of $2.1 million, net of related income tax benefit of $0.6 million.

F) Additional sales and cost savings benefits from synergies derived from the acquisition are expected but are not reflected in the pro forma statements of operations.

                                   SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated:  July 17, 2000                Power-One, Inc.

                               By:   /s/ STEVEN J. GOLDMAN
                                    ------------------------------
                                     Steven J. Goldman
                                     Chairman of the Board and Chief Executive
                                     Officer


                               By:   /s/ EDDIE K. SCHNOPP
                                    ------------------------------
                                     Eddie K. Schnopp
                                     Sr. Vice President, Finance,
                                     Chief Financial Officer and Secretary